Exhibit 99.1

American Battery Technology Company Announces Highest Ever Gross Profit and Successful Appeal for Reinstatement of $57 Million US Department of Energy Grant in Fourth Quarter FY2026 Financial Results

Increase in gross profit of 86% through continued scale-up and implementation of operational efficiencies at its domestic-US critical mineral recycling facility, and reinstatement of competitive $57 million grant from U.S. Department of Energy

Reno, Nev., August 20, 2026 — American Battery Technology Company (NASDAQ: ABAT), an integrated domestic critical mineral manufacturing company that is commercializing its internally-developed technologies for both primary critical mineral manufacturing and secondary critical mineral recycling, released the unaudited financial results for its fourth quarter of fiscal year 2026 (FY26) ended on June 30, 2026.

During the quarter, American Battery Technology Company (ABTC) continued to scale-up and implement operational efficiencies at its Nevada critical mineral recycling facility and achieved record breaking quarterly revenue of $8.2 million, while simultaneously decreasing cost of goods sold, resulting in a quarter-over-quarter increase in gross profit of 86% to $1.3 million. This substantial growth in gross profit of its recycling facility further demonstrates the advantages of ABTC’s internally-developed technologies and its position as one of the dominant critical mineral recyclers in the U.S.

In addition to operating its critical mineral recycling facility, ABTC is also developing and constructing its critical mineral mine and refinery at its Tonopah Flats Lithium Project (TFLP) near Tonopah, Nevada. During the quarter, ABTC announced that it had successfully won its appeal with the U.S. Department of Energy and had its previously terminated grant for $57 million supporting the $115 million construction of the first processing train at the TFLP fully reinstated.

Financial Highlights, Fourth Quarter of FY26 (unaudited):

●	$8.2 million in Revenue, a 5.1% increase from the previous quarter

◌	An additional $0.3 million income from interest for the quarter

●	$6.9 million in Cost of Goods Sold, a 2.8% decrease from the previous quarter

◌	Resulting from implementation of several operational efficiencies

●	$1.3 million in Gross Profit, an 86% increase from the previous quarter and ABTC’s largest ever positive gross profit from operations

●	$50.3 million cash, a 31% increase from the end of the previous quarter

◌	Includes $49.5 million in unrestricted and $0.8 million in restricted cash

●	$0.0 million debt, Company currently holds zero debt

“We are excited to demonstrate continued scale-up at our Nevada critical mineral recycling facility and the impacts of continued implementation of operational efficiencies, as they exemplify the competitiveness of our technology and market position,” stated ABTC CEO Ryan Melsert. “We are proud of our long-standing partnership with the U.S. Department of Energy, as demonstrated by the fact that very few of the recently terminated grants have been able to successfully appeal the decisions and have their contracts reinstated.”

Description ($M)	Q3 FY26 Ended March 31, 2026	Q4 FY26* Ended June 30, 2026	Change
Revenue	$7.8	$8.2	5.1%
Cost of goods sold	$(7.1)	$(6.9)	-2.8%
Gross profit	$0.7	$1.3	86%

*Unaudited preliminary financials

These preliminary estimated unaudited financial results for the three months ended June 30, 2026, are based upon information available to the Company as of the date hereof. The data is not a comprehensive statement of the Company’s financial results for the three months ended June 30, 2026, and the Company’s actual results may differ materially from this preliminary estimated data. While the Company currently expects its results for the three months ended June 30, 2026, to be within the range set forth herein, the review of its financial statements for the three months ended June 30, 2026 has not been completed. During the course of the preparation of the Company’s financial statements and related notes and the completion of the review for the three months ended June 30, 2026, additional adjustments to the preliminary estimated financial information may be identified. Any such adjustments may be material. The preliminary estimated financial information has been prepared by, and is the responsibility of management. The Company’s independent registered public accounting firm, KPMG LLP, has not audited, reviewed, compiled, or performed any procedures with respect to the preliminary financial data. Accordingly, KPMG LLP does not express an opinion or any other form of assurance with respect thereto. The full audited financials for the fiscal year 2026 are expected to be published within 90 days of the end of the fiscal year of June 30, 2026.

Critical Mineral Recycling Highlights: Scaled and Streamlined Operations

●	Substantially increased throughput and implementation of operational effectiveness of recycling operations, resulting in increased revenue and gross profit
●	Continued processing of high-value recycled products from Battery Energy Storage Systems (BESS) supporting datacenters and artificial intelligence (AI) facilities, end-of-life electric and hybrid vehicles, and consumer electronics
●	Continued innovation and cost-down optimizations drove improvements in gross margins and facility utilization
●	As one of the few recyclers in the Western U.S capable of handling CERCLA-classified waste, ABTC’s Nevada lithium-ion battery recycling facility, permitted by the EPA in the spring of 2025 under CERCLA, has emerged as a critical revenue engine recovering valuable metals from high-demand, hard-to-recycle battery sources
●	Continued development of a second critical mineral recycling facility in the Southeast U.S., with plans to substantially scale capacity compared to company’s existing recycling plant in Nevada, positioning the company for expanded, matched-market impact
●	Establishment of new supply chain partnerships with leading BESS facilities and automotive OEMs, providing near-term and long-term material flows to support the ABTC’s growing operations

Primary Lithium from Claystone Highlights: Accelerating a Domestic Supply Chain

●	ABTC’s Tonopah Flats Lithium Project (TFLP), one of the largest lithium deposits in the U.S., continues to secure its position as a cornerstone of the domestic critical mineral supply chain to support demand and drive future growth
●	ABTC successfully won its appeal for the termination of its $57 million competitive grant from the U.S. Department of Energy supporting the $115 million construction of the first processing train at the TFLP
●	ABTC has successfully advanced its claystone-to-lithium hydroxide demonstration plant and is now focused on scaling through construction of a full-scale commercial mine and refinery
●	Designated as a Fast-41Transparency Covered Project under federal initiatives to boost and onshore domestic critical mineral supply, the TFLP benefits from streamlined federal permitting efforts, accelerating its path to commercialization of a new U.S. lithium resource and domestic production of critical mineral lithium hydroxide (LiOH)
●	The company achieved a critical milestone by completing and submitting all baseline studies for the National Environmental Policy Act (NEPA) review process, a two-year effort overseen by the Department of Interior’s Bureau of Land Management (BLM), involving over 40 regulatory agencies and stakeholders across 21 study areas
●	The company has initiated its Definitive Feasibility Study, the final phase of engineering and financial analysis required to move the project into commercial production, with recommendations published in its October 2025 Pre-Feasibility Study (PFS) for its Tonopah Flats Lithium Project
●	The PFS detailed the technical and financial roadmap for commercialization of the TFLP:

◌	Designed production of 30,000 tonnes per year of lithium hydroxide monohydrate (LHM), with project economics calculated for a 45-year life-of-mine
◌	After-tax NPV at 8% of $2.57 billion and IRR of 21.8%, underscoring its financial viability
◌	Highly competitive production cost of $4,307 per tonne, representing a 9.2% reduction from the Company’s April 2024 Initial Assessment
◌	Total TFLP lithium resources (measured, indicated, and inferred) increased approximately 11% to 21.3 million tonnes LHM, and establishment of 2.73 million tonnes of proven (0.98) and probable (1.75) reserves, compared to April 2024 Initial Assessment

American Battery Technology Company intends to host an earnings webcast following the release of its upcoming full fiscal year 2026 financial results.

About American Battery Technology Company

American Battery Technology Company (ABTC), headquartered in Reno, Nevada, has pioneered first-of-kind technologies to unlock domestically manufactured and recycled battery metals critically needed to help meet the significant demand from the electric vehicle, stationary storage, and consumer electronics industries. Committed to a circular supply chain for battery metals, ABTC works to continually innovate and master new battery metals technologies that power a global transition to electrification and the future of sustainable energy.

Regulatory Update

A recently-issued federal directive effectively prohibits the export of black mass for any domestic company from the United States effective as of August 27, 2026, unless an exception or adjustment is obtained from the Department of Commerce, and if the company is unable to obtain an exception, the company may be unable to sell black mass to foreign customers, which could result in a material adverse effect on its revenue, results of operations, financial condition, and ability to fund ongoing operations.

On July 30, 2026, President Trump issued a Presidential Determination pursuant to Section 101 of the Defense Production Act of 1950, as amended (the “DPA”), declaring black mass produced from the recycling of lithium-ion batteries to be a critical material essential to the national security of the United States. On August 6, 2026, the Bureau of Industry and Security (“BIS”) within the U.S. Department of Commerce published a Temporary Final Rule in the Federal Register titled “DPAS Directive Allocation Order and Additional Requirements for Recoverable Critical Minerals and Materials” (the “Directive”), which imposes a requirement that U.S. entities selling black mass allocate 100% of their monthly sales to U.S. persons. The Directive takes effect on August 27, 2026, and remains in effect for approximately one year from the date of publication. The practical effect of the Directive is to prohibit the export of black mass from the United States unless BIS grants an exception or adjustment.

Sales of black mass represents the majority of the company’s total revenue, and substantially all of its current black mass customers are located outside the United States in OECD countries. The company has submitted a request to BIS for an exception from the Directive’s domestic allocation requirement and is actively engaging with Congressional representatives, government affairs advisors, and other stakeholders regarding this matter. Under the Directive, companies may submit exception requests on a rolling basis, and BIS intends to respond within 14 days of receipt. Companies may also request a temporary license to continue exports while an exception request is pending.

However, there can be no assurance that the company’s request for an exception will be granted, that any exception will be granted on terms that are commercially favorable to the company, or that any exception will be granted within a timeframe that avoids material disruption to its business and operations. If the company is unable to obtain an exception or other relief from the Directive, or if any exception is subject to conditions that are commercially impracticable, the company may be unable to sell black mass to all of its foreign customers.

The loss of its foreign black mass sales revenue could have a material adverse effect on its revenue, results of operations, financial condition, cash flows, and our ability to fund ongoing operations and growth initiatives. The company may be required to seek alternative income sources, reduce operating costs, or pursue additional financing. Additionally, even if the company is able to identify and develop domestic customers for our black mass over time, such development efforts may take considerable time, and the terms of domestic sales may be significantly less favorable than our existing international arrangements.

The company is monitoring developments regarding the Directive, including the public comment period (which remains open until November 4, 2026), potential legislative action, and any modifications BIS may make to the Directive or exception process. The company intends to pursue all available avenues to obtain relief, but it cannot predict the outcome of these efforts or their timing.

Inferred Resource

Inferred Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of limited geological evidence and sampling. The level of geological uncertainty associated with an Inferred Mineral Resource is too high to apply relevant technical and economic factors likely to influence the prospects of economic extraction in a manner useful for evaluation of economic viability. Because an Inferred Mineral Resource has the lowest level of geological confidence of all mineral resources, which prevents the application of the modifying factors in a manner useful for evaluation of economic viability, an Inferred Mineral Resource may not be considered when assessing the economic viability of a mining project, and may not be converted to a mineral reserve.

Indicated Resource

Indicated Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of adequate geological evidence and sampling. The level of geological certainty associated with an Indicated Mineral Resource is sufficient to allow a qualified person to apply modifying factors in sufficient detail to support mine planning and evaluation of the economic viability of the deposit. Because an Indicated Mineral Resource has a lower level of confidence than the level of confidence of a Measured Mineral Resource, an Indicated Mineral Resource may only be converted to a Probable Mineral Reserve.

Measured Resource

Measured Mineral Resource is that part of a mineral resource for which quantity and grade or quality are estimated on the basis of conclusive geological evidence and sampling. The level of geological certainty associated with a Measured Mineral Resource is sufficient to allow a qualified person to apply modifying factors, as defined in this section, in sufficient detail to support detailed mine planning and final evaluation of the economic viability of the deposit. Because a Measured Mineral Resource has a higher level of confidence than the level of confidence of either an Indicated Mineral Resource or an Inferred Mineral Resource, a Measured Mineral Resource may be converted to a Proven Mineral Reserve or to a Probable Mineral Reserve.

Mineral Reserve

Mineral Reserve is an estimate of tonnage and grade or quality of indicated and measured mineral resources that, in the opinion of the qualified person, can be the basis of an economically viable project. More specifically, it is the economically mineable part of a measured or indicated mineral resource, which includes diluting materials and allowances for losses that may occur when the material is mined or extracted.

Probable Mineral Reserve

Probable Mineral Reserve is the economically mineable part of an indicated and, in some cases, a measured mineral resource.

Proven Mineral Reserve

Proven Mineral Reserve is the economically mineable part of a measured mineral resource and can only result from conversion of a measured mineral resource.

Pre-Feasibility Study

A Preliminary Feasibility Study (or Pre-Feasibility Study) is a comprehensive study of a range of options for the technical and economic viability of a mineral project that has advanced to a stage where a qualified person has determined (in the case of underground mining) a preferred mining method, or (in the case of surface mining) a pit configuration, and in all cases has determined an effective method of mineral processing and an effective plan to sell the product. A Pre-Feasibility Study includes a financial analysis based on reasonable assumptions, based on appropriate testing, about the modifying factors and the evaluation of any other relevant factors that are sufficient for a qualified person to determine if all or part of the Indicated and Measured Mineral Resources may be converted to mineral reserves at the time of reporting. The financial analysis must have the level of detail necessary to demonstrate, at the time of reporting, that extraction is economically viable. A Pre-Feasibility Study is less comprehensive and results in a lower confidence level than a feasibility study. A Pre-Feasibility Study is more comprehensive and results in a higher confidence level than an Initial Assessment.

Initial Assessment

An Initial Assessment is a preliminary technical and economic study of the economic potential of all or parts of mineralization to support the disclosure of mineral resources. The Initial Assessment must be prepared by a qualified person and must include appropriate assessments of reasonably assumed technical and economic factors, together with any other relevant operational factors, that are necessary to demonstrate at the time of reporting that there are reasonable prospects for economic extraction. An Initial Assessment is required for disclosure of mineral resources but cannot be used as the basis for disclosure of mineral reserves. An Initial Assessment is preliminary in nature and includes Inferred Mineral Resources that are considered too speculative geologically to have the economic considerations applied that would enable them to be classified as mineral reserves. There is no certainty that the economic results of an initial assessment will be realized. The mineral resource estimates presented in the ABTC Tonopah Flats Initial Assessment were performed by third-party, qualified person RESPEC, LLC and were classified by geological and quantitative confidence in accordance with the Securities and Exchange Commission (SEC) Regulation S-K 1300.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, are “forward-looking statements.” Although the American Battery Technology Company’s (the “Company”) management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. Forward looking statements include, among other things, statements concerning: the impact of the Directors and our request for an exception, changes in government policy regarding critical minerals, and our ability to develop domestic sales channels of black mass; offtake agreements with customers; the Company’s future sales of products to customers, including the amounts, timing, and types of products included within those sales; potential loans, grants, and debt financing arrangements, including due diligence, the amount and type of debt, its syndication, and the schedule for closing; the scale of the battery recycling operations; the anticipated production from the integrated pilot facility; the scale, construction, and operation of the battery recycling operations, integrated pilot facility, Tonopah Flats Lithium Project, and commercial lithium mine and refinery; and the costs, schedules, production and economic projections associated with the foregoing. These forward-looking statements involve a number of risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, risks and uncertainties related to the Company’s ability to continue as a going concern; interpretations or reinterpretations of geologic information, unfavorable exploration results, inability to obtain permits required for future exploration, development or production, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; fluctuating mineral and commodity prices, final investment approval and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K for the year ended June 30, 2025. The Company assumes no obligation to update any of the information contained or referenced in this press release.

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American Battery Technology Company

Media Contact:

Tiffiany Moehring

tmoehring@batterymetals.com

720-254-1556